FOR IMMEDIATE RELEASE
January 9, 2018

CONTACTS:
Catherine Frymark
Catherine_Frymark@discovery.com
240-662-2934

Tammy Shea
Tammy_Shea@discovery.com
240-662-6506

DISCOVERY COMMUNICATIONS ANNOUNCES NEW REAL ESTATE STRATEGY AND GLOBAL HEADQUARTERS MOVE TO NEW YORK

--Company Also to Maintain Maryland Network Hub and Northern Virginia Technology Hub and Create National Operations Headquarters in Knoxville, TN--

--Features Cost-effective Use of Current Facilities and Reduction of Redundant Locations Post-acquisition to Fuel Continued Investment in Global Content, Products and Services--

Silver Spring, Md. -- Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) announced today plans to relocate its global headquarters from Silver Spring, Maryland, to New York City in 2019. Contingent upon the closing of the company’s acquisition of Scripps Networks Interactive, Discovery also will establish a National Operations Headquarters at Scripps’ current campus in Knoxville, Tennessee.

“The media industry is rapidly evolving, increasingly global, more consumer focused and more multi-platform and Discovery must evolve with it,” said David Zaslav, Discovery’s President and CEO, in announcing the changes first to employees this morning. “The decision to move our global headquarters from its founding home is one we do not make lightly. We remain unwavering in our support of the Maryland and Greater Washington, DC area and we thank the leadership of the State of Maryland, Montgomery County and, most importantly, our employees for their cooperation and understanding as we make this important next step for the long-term success of Discovery.”

New York Global Headquarters

To take advantage of the proximity to business, investment and production partners in New York, the company will bring together all current Discovery and, pending closing of the transaction, Scripps employees currently located across several different facilities in New York in a new Global Headquarters.  Planning for the space and location in New York is underway with an anticipated move to a new building by the second half of 2019.

“With our talented workforce, diverse opportunities and unparalleled commitment to economic development, we have positioned New York at the forefront of the 21st century economy. Discovery's decision to relocate their global headquarters to the Empire State is proof positive of that commitment, and we are proud to welcome one of the world's leading media companies to help drive jobs and growth in New York,” said New York State Governor Andrew Cuomo.

National Operations Headquarters in Knoxville

Following an in-depth financial and operational analysis, and based on the strengths, capabilities and advantages of the current Scripps Knoxville campus, the facility will become Discovery’s National Operations Headquarters pending closure of the transaction.

Featuring a compelling environment and infrastructure, Knoxville is a self-contained campus with many amenities and benefits for a National Operations Headquarters, including a low cost of living, and built-in facilities and operational capabilities. It will continue to house the major Scripps brands and creative digital teams along with corporate functions.

Northern Virginia Technology Hub

Discovery’s state-of-the-art media distribution facility in Sterling, Virginia, which originates over 80 global feeds, will become a global technology center.

The Northern Virginia Technology Hub features modern digital technology, recently upgraded to take full advantage of live playout capabilities, increased nonlinear publishing and, most recently, the company’s industry-leading efforts to move all Discovery U.S. networks origination to the cloud.

Beyond Northern Virginia, the company also plans to have a technology footprint in Knoxville and maintain several other international locations to service its global technical operations.

Maryland Network Hub

To continue to support and draw from the robust Maryland and DC-area production community that has developed alongside Discovery over the past 30+ years, the company will maintain a Maryland Network Hub to house select network and support functions, as well as select other functions such as government relations, that are logically based in the Metropolitan DC area.

Discovery will evaluate duplication of other facilities and functions in other cities around the world following the closing of the Scripps acquisition to determine the most efficient and effective plan for housing its combined company employee base. Decisions on individual job status and relocation also will be made after the close of the Scripps acquisition.

Founded in Landover, Maryland in 1985, Discovery moved its global headquarters to Bethesda, Maryland in 1991 and then to its current headquarters building in Silver Spring in 2003. The company employs approximately 1,300 people in the Silver Spring area. Scripps’ Knoxville headquarters houses more than 1,000. The sale and closure of Discovery’s Silver Spring building is expected approximately one year from closing the Scripps transaction.

Discovery collaborated with relevant state and local government authorities in both Tennessee and Maryland throughout the decision-making process.

About Discovery Communications
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) satisfies curiosity and captivates superfans around the globe with a portfolio of premium nonfiction, lifestyle, sports and kids content brands including Discovery Channel, TLC, Investigation Discovery, Animal Planet, Science and Turbo/Velocity, as well as OWN: Oprah Winfrey Network in the U.S., Discovery Kids in Latin America, and Eurosport, the leading provider of locally relevant, premium sports and Home of the Olympic Games across Europe. Available in more than 220 countries and territories, Discovery’s programming reaches 3 billion cumulative viewers, who together consume 54 billion hours of Discovery content each year. Discovery’s offering extends beyond traditional TV to all screens, including TV Everywhere products such as the GO portfolio and Discovery Kids Play; over-the-top streaming services such as Eurosport Player; digital-first and social video from Group Nine Media; and virtual reality storytelling through Discovery VR. For more information, please visit www.discoverycommunications.com.

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